EXHIBIT 23.2

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the use by Warrior Met Coal, Inc. (the “Company”) in connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”), and any amendments thereto, and to the incorporation by reference in the Company’s Registration Statement on Form S-8 (No. 333-217389), the Company's Registration Statement on Form S-8 (No. 333-223049) and the Company's Registration Statement on Form S-3ASR (No. 333-224734) of information contained in our report dated February 7, 2019 relating to estimates of certain coal reserves in the Annual Report. We hereby further consent to the reference to Marshall Miller & Associates, Inc. in those filings and any amendments thereto.

Marshall Miller & Associates, Inc.

By:     /s/ K. Scott Keim
Name:     K. Scott Keim
Title:     CEO & Partner

Dated: February 21, 2019